Exhibit 21

Name	Jurisdiction
OceanFirst Bank, National Association	United States
OceanFirst Risk Management, Inc.	Nevada
975 Holdings LLC	New Jersey
Hooper Holdings, LLC	New Jersey
TREO Holdings LLC	New Jersey
OceanFirst REIT Holdings, Inc.	Delaware
OceanFirst Management Corp.	New York
OceanFirst Realty Corp.	Delaware
OceanFirst Services, LLC	New Jersey
OFB Reinsurance, Ltd.	Turks and Caicos
CASABA Real Estate Holding Corporation	New Jersey
Cohansey Bridge, LLC	Delaware
OceanFirst Capital Trust I	Delaware
OceanFirst Capital Trust II	Delaware
OceanFirst Capital Trust III	Delaware
Sun Capital Trust V	Delaware
Sun Capital Trust VI	Delaware
Sun Statutory Trust VII	Connecticut
Sun Capital Trust VII	Delaware
Sun Capital Trust VIII	Delaware
Prosperis Financial Solutions, LLC	New Jersey